EXHIBIT 99.1

CDK Global to Add Two Independent Directors to Board

Reaches Agreement with Elliott Management

HOFFMAN ESTATES, Ill., Aug. 03, 2016 (GLOBE NEWSWIRE) -- CDK Global, Inc. (Nasdaq:CDK) announced today that it will add two independent directors to its Board under an agreement with Elliott Management, one of CDK’s largest shareholders with an approximately 9.3% ownership stake.  Under the terms of the agreement, CDK’s Board of Directors will appoint two independent directors identified by Elliott, and Elliott has agreed to certain “standstill” provisions.  The addition of the two directors will expand CDK’s Board to 10 members, all of whom will stand for re-election at the 2016 Annual Meeting of Stockholders.

Leslie Brun, non-executive chairman of CDK Global, said, “With the appointment of Robert Tarkoff to the Board in June, and the addition of two additional independent directors, CDK will have added significant expertise to our Board.  We look forward to the new perspectives they will bring as we build on CDK’s positive momentum and improved operations.”

Brian MacDonald, chief executive officer of CDK Global, said, “We look forward to working with the new directors as we continue to fundamentally realign our business to better serve customers and deliver value to shareholders.  We are already making excellent progress and are well on our way to achieving our goal of improving adjusted EBITDA margins by 1,300 basis points to 35% by June 2018.  In addition, we have today announced in our full-year earnings release that we expect to exit fiscal year 2019 with an adjusted EBITDA margin of 40% or above.

“As we move forward, we are also committed to an active and ongoing capital allocation review.  We have already significantly accelerated the pace of capital return with our recent commitment to return $1 billion by the end of calendar year 2016 – a year earlier than our prior target.  At the conclusion of our current capital return program, we will evaluate our capital allocation policy, which will likely result in additional share repurchases, as well as continued dividend distributions,” concluded MacDonald.

Jesse Cohn, Senior Portfolio Manager at Elliott, commented, "We have had the opportunity to spend significant time with CDK’s management and the Board to understand the cost transformation plan and the mechanisms in place to ensure its achievement.  We are pleased with the steps taken to date, and we think that Brian and his team have laid out a strategy not only to achieve their plan, but to surpass it.  Elliott fully supports CDK’s Board and management, and we believe the expanded Board will have the right expertise to oversee the execution of the plan and the achievement of its targets.  CDK possesses tremendous value as the unquestioned leader in a highly attractive industry.  We believe that the planned cost and business realignment will improve the Company’s profitability, growth profile and ability to deploy capital.  We expect these steps to deliver meaningful value to CDK’s customers and shareholders.”

Morgan Stanley is acting as financial advisor to CDK, and Weil, Gotshal & Manges LLP is acting as legal advisor.

Safe Harbor for Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including targeted adjusted results for CDK’s fiscal years ending June 30, 2018 and June 30, 2019, statements concerning CDK's payment of dividends or the repurchase of shares and its business transformation plan, other plans, objectives, forecasts, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook and business trends, and other information, may be forward-looking statements. Words such as "might," "will," "may," "could," "should," "estimates," "expects," "continues," "contemplates," "anticipates," "projects," "plans," "potential," "predicts," "intends," "believes," "forecasts," "future," "assumes," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed, or implied by, these forward-looking statements.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: CDK's success in obtaining, retaining and selling additional services to customers; the pricing of products and services; overall market and economic conditions, including interest rate and foreign currency trends, and technology trends; auto sales and advertising and related industry changes; competitive conditions; changes in regulation; changes in technology; security breaches, interruptions, failures and other errors involving CDK's systems; availability of skilled technical employees/labor/personnel; the impact of new acquisitions and divestitures; employment and wage levels; availability of capital for the payment of debt service obligations or dividends or the repurchase of shares; CDK's ability to timely and effectively implement its transformation plan, which is intended to increase operating efficiency and improve CDK's global cost structure, while limiting or mitigating business disruption; and the ability of CDK's significant stockholders and their affiliates to significantly influence CDK's decisions.

There may be other factors that may cause CDK's actual results to differ materially from the forward-looking statements. CDK's actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. CDK gives no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on its results of operations and financial condition. You should carefully read the factors described in CDK's reports filed with the Securities and Exchange Commission ("SEC"), including those discussed under "Part I, Item 1A. Risk Factors" in CDK's most recent Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q for a description of certain risks that could, among other things, cause CDK's actual results to differ from any forward-looking statements contained herein. These filings can be found on CDK's website at www.cdkglobal.com and the SEC's website at www.sec.gov.

All forward-looking statements speak only as of the date of this press release even if subsequently made available by CDK on its website or otherwise. CDK disclaims any obligation to update or revise any forward-looking statements that may be made to reflect new information or future events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

About CDK Global
With more than $2 billion in revenues, CDK Global (Nasdaq:CDK) is a leading global provider of integrated information technology and digital marketing solutions to the automotive retail and adjacent industries. Focused on evolving the automotive retail experience, CDK Global provides solutions to dealers in more than 100 countries around the world, serving more than 27,000 retail locations and most automotive manufacturers. CDK’s solutions automate and integrate all parts of the dealership and buying process from targeted digital advertising and marketing campaigns to the sale, financing, insuring, parts supply, repair and maintenance of vehicles. Visit www.cdkglobal.com.

Investor Relations Contacts:
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elena.rosellen@cdk.com

Jennifer Gaumond
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Media Contact:
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847.485.4335
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